Exhibit 99.1

PRESS RELEASE

LIBERTY GLOBAL ANNOUNCES MANAGEMENT CHANGES IN EUROPE

DIEDERIK KARSTEN TO BE APPOINTED

MANAGING DIRECTOR, EUROPEAN BROADBAND OPERATIONS

GENE MUSSELMAN ANNOUNCES PLANNED RETIREMENT FROM DAY-TO-DAY BUSINESS

ROBERT DUNN EXPECTED TO BECOME MANAGING DIRECTOR, UPC NETHERLANDS

Englewood, Colorado — September 30, 2010: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announced that it will appoint Diederik Karsten to the newly created position of Managing Director, European Broadband Operations for Liberty Global effective January 1, 2011. Diederik Karsten will succeed Gene Musselman who has decided to retire, effective at the end of this year, from the position of President and COO of UPC Broadband after nearly 20 years with Liberty Global and over 35 years in the cable business. Gene Musselman will continue to assist Liberty Global in Germany as CEO of Unitymedia, and will serve as special advisor to the CEO of Liberty Global on various strategic and operating initiatives.

Diederik Karsten has served as Managing Director, UPC Netherlands since 2004. In his new capacity as Managing Director, European Broadband Operations for Liberty Global he will oversee the day-to-day operations of LGI’s cable businesses spanning 10 European countries, 13.5 million customers and 19.9 million RGUs at June 30, 2010. These businesses operate under various brand names today including Cablecom (Switzerland), Unitymedia (Germany) and UPC (8 additional markets). He will also remain a board member of Telenet, LGI’s Belgian subsidiary. Based in Amsterdam, Karsten will become an executive officer of Liberty Global reporting to President and CEO Mike Fries, and will be a member of the company’s executive management committee. Before joining UPC he served as CEO of KPN Mobile (Netherlands, Germany, Belgium and others) and served as a non-executive Board Member of Easyjet PLC in the UK. Before that time he held various senior management positions at PepsiCo and Procter & Gamble in the Netherlands, the US, Germany and the UK.  He holds an MBA from Erasmus University in Rotterdam.

Gene Musselman, currently President and COO of UPC Broadband, announced his decision to retire from day-to-day operations, effective at the end of this year, having served almost 20 years in various roles with Liberty Global and its predecessor companies and over 35 years in the cable business. In order to complete the integration of Unitymedia in Germany, he has agreed to stay on as CEO until a replacement is identified, at which point it is expected that he will remain in a senior advisory role. He will also remain a Board member of Telenet. In addition, Gene Musselman also has agreed to serve as a special advisor to the CEO of Liberty Global working on various strategic and operating initiatives.

Robert Dunn, Managing Director of UPC Ireland since 2006, is expected to succeed Diederik Karsten as Managing Director of UPC Netherlands, effective January 1, 2011. From 2000 to 2006 Robert Dunn served as Managing Director, Finance and Accounting and then CFO of UPC Broadband in Amsterdam. Before that time he served three years as a financial controller with Impress Packaging BV in the Netherlands and nine years as an accountant with Price Waterhouse in London. The Company is in the process of identifying a successor for the next MD of UPC Ireland.

Mike Fries, President and CEO of Liberty Global, said: “I have worked with Gene Musselman for nearly 20 years and he is one of the best operating executives the cable business has ever produced. He has made invaluable contributions to our growth and development over that time and while I’m saddened by his decision to retire, I am pleased that I’ll be able to call upon his leadership and skills for some of our key growth initiatives, including Germany where he has done a fantastic job overseeing our recent acquisition of Unitymedia.”

“Fortunately, we did not have to look far for a successor. Diederik Karsten has been one of our top operating executives, managing the turnaround of our Dutch cable business and demonstrating the leadership and drive we will need during our next phase of growth in Europe, which now represents 82% and 88% of our revenue and subscribers. I’m excited that he has agreed to accept this position and look forward to welcoming him to our team of executive officers at Liberty Global based in Denver, London and Amsterdam.”

Gene Musselman, President and COO of UPC Broadband, said: “After 20 years with this great company, it is time for the next generation. I am proud that we are able to draw upon our existing pool of talent for my replacement. Diederik stands out with hands-on experience in marketing and sales and a deep understanding of the international communications industry. I look forward to working with Diederik in the coming months to ensure a smooth transition. At the same time, I have great confidence in Robert Dunn and am pleased he has agreed to assume responsibility for UPC Netherlands. Over the last four years, Robert has successfully managed our Irish operations through a rapid phase of build out and upgrades, launching new products and services and delivering strong growth.”

About Liberty Global, Inc.

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of June 30, 2010, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9800